As filed with the Securities and Exchange Commission on January 10, 2025
Registration No. 333-275171

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CARTESIAN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
Delaware	2834	26-1622110
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7495 New Horizon Way
Frederick, Maryland 21703
(301) 348-8698
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carsten Brunn, Ph.D.
President and Chief Executive Officer
Cartesian Therapeutics, Inc.
7495 New Horizon Way
Frederick, Maryland 21703
(301) 348-8698
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Brian K. Rosenzweig
Sarah C. Griffiths
Covington & Burling LLP
One International Place, Suite 1020
Boston, Massachusetts 02110
(617) 603-8805

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
TERMINATION OF REGISTRATION STATEMENT

Cartesian Therapeutics, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333-275171) on October 25, 2023, as amended by Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3, filed with the SEC on December 1, 2023, which was declared effective by the SEC on December 1, 2023 (as amended, the “Original Registration Statement”).

The Original Registration Statement was filed to register an aggregate of up to $200,000,000 of shares of the Company’s common stock, preferred stock, debt securities, warrants, and/or units, and securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any of the foregoing (collectively, the “Registered Securities”). No Registered Securities were issued and sold pursuant to the Original Registration Statement. As of the date hereof, the Company meets the eligibility requirements of Form S-3 and therefore intends to file a new Registration Statement on Form S-3 (the “New Registration Statement”). The New Registration Statement is being filed to replace the Original Registration Statement.

Pursuant to the Company’s undertaking as required by Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Original Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 1, all the Registered Securities that remain unsold under the Original Registration Statement as of the date thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Original Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frederick, State of Maryland, on January 10, 2025.

CARTESIAN THERAPEUTICS, INC.

By:	/s/ Carsten Brunn, Ph.D.
Name: Carsten Brunn, Ph.D. President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Original Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.